TECHNOLOGY LICENSE AGREEMENT

         This Agreement, effective October 16, 2001, ("EFFECTIVE DATE"), is entered into by Bechtel B WXT Idaho, LLC, having its principal place of business at 2525 N. Fremont Avenue, Idaho Falls, Idaho, 83415 ("BBWI"), and TETRIDYN Solutions, Inc. having its principal place of business at 1139 Lowell, Idaho Falls, Idaho ("TETRIDYN"). The parties hereto also referred to singularly or collectively as "Party" or "Parties".

                                   BACKGROUND

         Under research programs funded by BBWI and the United States (U.S.) Government, BBWI has developed certain technology and intellectual property pertaining to data integration, management and presentation.

         BBWI is a management and operating contractor of the Idaho National Engineering and Environmental Laboratory ("INEEL") under its Contract No. DE-AC07-99ID13727.

         BBWI desires to license the technology to TETRIDYN thereby benefiting U.S. competitiveness by TETRIDYN commercially developing, manufacturing, using, and distributing processes and products embodying the technology.

         TETRIDYN is engaged in the business of providing software and related consulting services and desires to receive a license from BBWI in order to commercially develop, manufacture, use, and distribute processes and products embodying the technology.

The Parties agree as follows:

                                    Article 1
                                   Definitions

1.1 ACCOUNTING PERIOD means each six (6) month period ending June 30 and December 31.

1.2 CLAIM means any patent claim that has not: (a) expired; (b) become abandoned; or (c) been declared unpatentable, unenforceable, or invalid by a patent office or a court of competent jurisdiction in any unappealed and unappealable decision.

1.3 DERIVATIVE WORKS are any works that are based on the LICENSED MATERIALS or any portion thereof and that, if prepared without BBWI's permission, would constitute an infringement of the LICENSED MATERIALS.

1.4 LICENSED INTELLECTUAL PROPERTY means patents, patent applications, and invention disclosure records, licensable by BBWI which pertain to the Licensed Technology identified in attached Appendix A.

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1.5 LICENSED MATERIALS shall mean computer software [in source and object code]
and related documentation therefor provided to TETRIDYN by BBWI and identified in attached Appendix A.

1.6 LICENSED PRODUCTS means any apparatus, product, process, product-by-process, or the manufacture, use, importation, offering for sale, or sale of which embodies in whole or in part at least one CLAIM of any of the LICENSED INTELLECTUAL PROPERTY.

1.7 LICENSED TERRITORY means worldwide.

1.8 NET SALES PRICE means the total amounts invoiced to purchasers for LICENSED PRODUCTS or LICENSED MATERIALS sold, leased, or otherwise made available by TETRIDYN or a SUBLICENSEE less deduction of regular trade and quantity discounts and any allowances and credits because of returns and price adjustments for LICENSED PRODUCTS or LICENSED MATERIALS previously transferred. When LICENSED PRODUCTS are not sold separately, but are sold in combination with or as parts of other products, the NET SALES PRICE of LICENSED PRODUCTS or LICENSED MATERIALS so sold, leased, or otherwise made available by TETRIDYN or a SUBLICENSEE shall be the published list price (or, if there is no published list price, then the price at which LICENSED PRODUCTS or LICENSED MATERIALS are typically sold) for the LICENSED PRODUCTS or LICENSED MATERIALS when sold alone, or the actual price paid or attributed to the LICENSED PRODUCTS or LICENSED MATERIALS for the sale in question, whichever is higher.

1.9 SUBLICENSEE means a licensee of TETRIDYN having a properly executed license agreement with TETRIDYN to practice, and if applicable, make available to others, the LICENSED INTELLECTUAL PROPERTY or LICENSED MATERIALS in accordance with the terms and conditions of this Agreement.

                                    Article 2
                                  License Grant

2.1 Subject to the pre-existing rights set forth in this Article, BBWI grants to TETRIDYN an exclusive, royalty bearing license under LICENSED INTELLECTUAL PROPERTY, including the right for TETRIDYN to grant sublicenses, to make, have made, use, sell, offer to sell, and import LICENSED PRODUCTS in the LICENSED TERRITORY. Affiliates and subsidiaries shall be considered separate entities and must have a sublicense to practice these rights.

2.2 Excepting issued License Agreements (99-LA-O14 issued to LSC Group and 99-LA-019 issued to SmithKline Beecham Pharmaceuticals) and subject to the grant by DOE to BBWI of authorization to assert copyright in the LICENSED MATERIALS, the BBWI grants to TETRIDYN an exclusive right to use, copy, modify, distribute, prepare DERIVATIVE WORKS and compilations, perform and display publicly the LICENSED MATERIALS within the LICENSED TERRITORY where BBWI may lawfully grant such a license. BBWI further grants to TETRIDYN the right to grant sublicenses to others only for the right to use, copy and grant to others the right to only use the executable object code and documentation of said LICENSED MATERIALS. Any

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sublicense granted by the Licensee shall include all of the rights and obligations due the BBWI and the U.S. Government that are contained in this License Agreement.

2.3 Notwithstanding provisions 2.1 and 2.2, BBWI retains a right to issue not more than two (2) use-only license agreements each calendar year to support INEEL Work For Others programs.

2.4 Notwithstanding provisions 2.1 and 2.2, the U.S. Government retains a worldwide, nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced the LICENSED INTELLECTUAL PROPERTY for or on behalf of the U.S. Government.

2.5 The U.S. Department of Energy (DOE) has certain march-in rights to the LICENSED INTELLECTUAL PROPERTY and LICENSED MATERIALS in accordance with 48 CFR 27.304-1(g).

2.6 The Government and others acting on its behalf retain a paid-up, non-exclusive, irrevocable world-wide license in LICENSED MATERIALS to reproduce, prepare DERIVATIVE WORKS, perform publicly and display publicly.

Unless the above limited Government retained license is extended by the DOE, 4 years after the EFFECTIVE DATE, the Government may also permit others to reproduce, distribute copies to the public, prepare DERIVATIVE WORKS, perform publicly and display publicly LICENSED MATERIALS.

                                    Article 3
                           License Fees and Royalties

3.1 TETRIDYN shall pay to BBWI the license fees, royalties, and royalty based payments as specified and in accordance with attached Appendix B, which is hereby incorporated within this Agreement.

                                    Article 4
                                  Sublicensing

4.1 TETRIDYN shall provide BBWI with a list of all sublicenses entered into during the preceding calendar year and the revenues received from each sublicense by the end each February. Prior to entering into an exclusive sublicense, approval shall be obtained from BBWI. Such approval will be deemed effective upon BBWI granting TETRIDYN written approva1 of such exclusive sublicense.

4.2 It is anticipated that in general, sublicenses will be granted to allow normal use of the software specified in the LICENSED MATERIALS. Any sublicense that grants all, or substantially all, of the rights granted TETRIDYN under this Agreement will be considered an assignment and is subject to Article 11.

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4.3 All sublicense agreements will set forth at a minimum the U.S. Government's retention of a worldwide, nonexclusive, nontransferable irrevocable, paid-up license to LICENSED INTELLECTUAL PROPERTY and LICENSED MATERIALS for or on behalf of the U.S. Government throughout the world; the DOE's march-in rights of
Article 2; the export control requirements of Article 13; the marking requirement of Article 16; and the U.S. manufacturing preference set forth in
Article 15.

4.4 If this Agreement is terminated for any reason, TETRIDYN shall, upon written request of BBWI, immediately assign all of its rights to all sublicenses to BBWI, including the right to receive all income from SUBLICENSEES. TETRIDYN shall prior to execution of each sublicense make the SUBLICENSEE aware this contingency.

4.5 Division of sublicensing royalty income is specified in Appendix B.

                                    Article 5
                 Obtaining and Maintaining Intellectual Property

5.1 BBWI shall be responsible for the preparation, filing, prosecution and maintenance of U.S. patent applications and U.S. patents included in the LICENSED INTELLECTUAL PROPERTY, that are incurred prior to the execution of the Agreement. BBWI will continue to prepare, file, prosecute and maintain these patents after execution of this Agreement, but TETRIDYN will reimburse BBWI for all reasonable out of pocket costs associated with these actions, except for the cost of BBWI's internal Patent Counsel.

5.2 If TETRIDYN desires non-U.S. patent protection for LICENSED INTELLECTUAL PROPERTY, TETRIDYN shall be responsible for the preparation, filing, prosecution and other related expenses of such non-U.S. patent applications and non-U.S. patents included in the LICENSED INTELLECTUAL PROPERTY, such applications to be filed solely in the name of BBWI or its designee.

5.3 With respect to the LICENSED INTELLECTUAL PROPERTY, each document pertaining to the filing, prosecution, or maintenance of a foreign patent application or foreign patent, including but not limited to each patent application, office action, response to office action, request for terminal disclaimer, and request for reissue or reexamination of any patent issuing from such application will be provided to BBWI. Documents received from any patent office or counsel's analysis thereof shall be provided to BBWI promptly after receipt. If TETRIDYN elects not to pay or continue to pay the out of pocket costs associated for such LICENSED INTELLECTUAL PROPERTY, TETRIDYN shall notify BBWI within thirty (30) days of TETRIDYN's decision and TETRIDYN shall thereafter be relieved of the obligation to pay any additional costs regarding such LICENSED INTELLECTUAL PROPERTY incurred after the receipt of such notice by BBWI. Such foreign patent application or patent will thereupon cease to be LICENSED INTELLECTUAL PROPERTY and BBWI will be free to license its rights to that particular foreign patent application or patent to any other party on any terms.

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

                                    Article 6
                              Payments and Reports

6.1 TETRIDYN shall keep, and will cause each of its SUBLICENSEES, if any, to keep detailed and accurate accounting records containing all information and data necessary for determining performance and calculating all fees, royalties, and royalty based payments payable to BBWI. Such accounting records, with all necessary supporting information and data will, during all reasonable times for the three (3) years following the end of the calendar year to which each accounting record pertains, will be available and open for inspection at reasonable times by BWWI or its designee, and at BBWl's expense, for verifying royalty reports or verifying TETRIDYN's compliance with this Agreement.

6.2 The amount of royalty due will be calculated semi-annually as of the end of each ACCOUNTING PERIOD and will be paid in U.S. currency within sixty (60) days from these dates. Conversion from any foreign currency will be at the rate of exchange published in the Wall Street Journal for the business day closest to the end of the applicable ACCOUNTING PERIOD. If no amount is accrued during any ACCOUNTING PERIOD, TETRIDYN shall provide a written statement indicating such to BBWI.

6.3 With each royalty payment, TETRIDYN shall deliver to BBWI a full and accurate report to include the following information:

         (a) Quantity (by country) of the LICENSED PRODUCTS sold, leased, or otherwise disposed of by TETRIDYN and each SUBLICENSEE;

         (b) The total NET SALES PRICE of the LICENSED PRODUCTS (by country) sold, leased or otherwise disposed of by TETRIDYN and each SUBLICENSEE;

         (c) Quantities of the LICENSED PRODUCTS used internally by TETRIDYN and each SUBLICENSEE;

         (d)      Names and addresses of each SUBLICENSEE of TETRIDYN; and

         (e)      Total royalties payable to BBWI.

6.4 Payments provided for in this Agreement, if overdue, will bear an annual interest of three percent (3%) in excess of the "Prime Rate" published by "The Wall Street Journal" at the time the payment is due, and for the time period until payment is received by BBWI. Payments that become more than ninety (90) days overdue will place TETRIDYN in default of this Agreement.

6.5 If this Agreement is terminated before all payments required up to the termination date under this Agreement have been made, TETRIDYN shall submit a termination report and pay to BBWI any remaining unpaid balance within, sixty
(60) days of the termination date even though the due date has not been reached.

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

6.6 No royalty shall be owed on any LICENSED PRODUCTS produced for, or under any U.S. government agency contract pursuant to the government retained non-exclusive license, but only to the extent that TETRIDYN can show that the U.
S. Government received a discount on LICENSED PRODUCTS sales, which discount is equivalent or greater than the amount of any such royalty that would otherwise be due. All sales for U.S. Government purposes must be reported under this
Article 6 and such reports will include (a) U.S. Government contract-number, (b) identification of the U.S. Government Agency, and ( c) a description as to how the benefits of the royalty free sale was passed on to the U.S. Government.

                                    Article 7
                            Performance Requirements

7.1 TETRIDYN shall itself, and through its SUBLICENSEES, use its best efforts to develop and make LICENSED PRODUCTS commercially available by selling and distributing LICENSED PRODUCTS and LICENSED MATERIALS throughout the LICENSED TERRITORY.

7.2 TETRIDYN shall achieve the performance milestones indicated in Appendix B. TETRIDYN shall notify BBWI in writing of completion of each specified performance milestone within thirty (30) days of the completion date. If TETRIDYN fails to achieve a performance milestone by the due date, a written statement to that effect must be furnished. If TETRIDYN fails to achieve a performance milestone BBWI has, at its sole discretion, the option thereafter, to convert the exclusive license to a non-exclusive license or to terminate the license by giving written notice to that effect.

                                    Article 8
                  Disclaimer of Warranties and Indemnification

8.1 BBWI does not warrant the validity of the LICENSED INTELLECTUAL PROPERTY or LICENSED MATERIALS and makes no representation whatsoever with regard to the extent in which the LICENSED INTELLECTUAL PROPERTY or LICENSED MATERIALS may be practiced or exploited by TETRIDYN, or its SUBLICENSEES, or transferees without infringing patents or other intellectual property held by third parties.

8.2 NEITHER BBWI NOR THE U.S. GOVERNMENT MAKE ANY REPRESENTATIONS, EXTEND ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING THOSE OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, OR ASSUME ANY RESPONSIBILITIES WHATEVER WITH RESPECT TO USE, SALE, OR OTHER DISPOSITION BY TETRIDYN, TETRIDYN'S SUBLICENSEES OR ITS TRANSFEREES OF ANY PRODUCTS, PROCESSES, OR MATERIALS DEVELOPED IN CONNECTION WITH OR ARISING OUT OF INTELLECTUAL PROPERTY RIGHTS OR TECHNICAL INFORMATION, OR THAT ANYTHING MADE, USED, OFFERED FOR SALE, SOLD, IMPORTED, OR OTHERWISE DISPOSED OF UNDER ANY LICENSE GRANTED IN THIS AGREEMENT IS OR WILL BE FREE FROM INFRINGEMENT OF ANY THIRD PARTY PATENT OR OTHER INTELLECTUAL PROPERTY.

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8.3 ETRIDYN and its SUBLICENSEES shall indemnify, defend, and hold harmless BBWI and the U.S. Government for all damages, costs, and expenses, including attorneys' fees, arising out of: (a) the use by or on behalf of TETRIDYN or SUBLICENSEES, including employees and members of the board of directors thereof, or third parties of any LICENSED INTELLECTUAL PROPERTY or LICENSED MATERIALS; or
(b) the making, using, offering to sell, selling, importing, exporting of materials, processes, or services derived therefrom or otherwise making available or disposing of any apparatus, products, processes, or materials developed in connection with or arising out of such LICENSED INTELLECTUAL PROPERTY or LICENSED MATERIALS.

8.4 Neither BBWI nor the U.S. Government will be liable for any indirect, special, consequential, or other damages whatsoever, whether grounded in tort (including negligence), strict liability, contract, or otherwise.

8.5 TETRIDYN shall, at its own expense, provide attorneys reasonably acceptable to BBWI to defend against or participate in the defense of any actions brought or filed against the U.S. Government or BBWI, indemnified above.

                                    Article 9
                           Expiration and Termination

9.1 Unless the Agreement is terminated sooner, this Agreement will expire upon the later of: (a) the expiration of the last to expire of any patent included in the LICENSED INTELLECTUAL PROPERTY; (b) the abandonment of the last to be abandoned of any patent application included in the LICENSED INTELLECTUAL PROPERTY or (c) the maximum period of the time that BBWI may grant TETRIDYN a copyright license hereunder in accordance BBWI's contract with DOE.

9.2 If either Party is in default of any material obligation of this Agreement, or is adjudged bankrupt, or becomes insolvent, or makes an assignment for the benefit of creditors, or is placed in the hands of a receiver or trustee in bankruptcy, the other Party may terminate this Agreement by giving at least thirty (30) days written notice to the other Party, specifying the basis for termination. If within thirty (30) days after the receipt of the notice, the other Party remedies the condition, this Agreement will continue in full force and effect.

9.3 The following rights and obligations survive any termination of this
Agreement:

         (a)      TETRIDYN's obligation to supply terminal report;

         (b) BBWI's right to receive royalties and TETRIDYN's obligation to pay royalties accrued or accruable for payment at the time of any termination;

         (c)      TETRIDYN's obligation to maintain records:

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         (d)      Any BBWI cause of action or claim accrued or to accrue,
                  arising from breach or default by TETRIDYN; and

         (e)      The Disclaimer of Warranties and Indemnification.

                                   Article 10
                                   Litigation

10.1 Upon a Party suspecting a third party infringing any of the LICENSED INTELLECTUAL PROPERTY or LICENSED MATERIALS, such Party shall notify the other party in writing of the suspected infringement of the LICENSED INTELLECTUAL PROPERTY or LICENSED MATERIALS and shall also provide or make available to the other Party any evidence of the suspected infringement.

10.2 For as long as TETRIDYN retains an exclusive 1icense hereunder, TETRIDYN has the first right to file suit for infringement of LICENSED INTELLECTUAL PROPERTY or LICENSED MATERIALS against third parties in the LICENSED FIELD and the LICENSED TERRITORY. Subject to approval by the U.S. Department of Energy, BBWI will, upon TETRIDYN's request, join as a party plaintiff in any lawsuit filed by TETRIDYN against a third party. All BBWI costs, attorney fees, and expenses shall be paid by TETRIDYN. BBWI may, at its own expense and sole option, bring the suit or take any other appropriate action if TETRIDYN does not file the suit within ninety (90) days from receiving written notice from BBWI of its desire to bring the infringement suit against a third party on its own behalf.

10.3 The Party bringing suit against a third party under Article 10.2 is entitled to any resulting recovery of damages.

10.4 Any settlement with an infringer requires prior written approval of the other Party if the settlement affects, or could affect, the rights held by the other Party in the LICENSED INTELLECTUAL PROPERTY or LICENSED MATERIALS.

                                   Article 11
                                Non-Assignability

11.1 This Agreement imposes personal obligations on TETRIDYN, thus TETRIDYN shall not assign any rights under this Agreement without the written consent of BBWI, and consent to an assignment shall not be unreasonably withheld. The sale of all, or substantially all, of the assets of TETRIDYN, or any transaction that results in a material change of the personal obligations agreed to by TETRIDYN shall be deemed an assignment and the transfer or an assignment of such rights is subject to approval by BBWI. BBWI may assign its rights under this Agreement, to the DOE or BBWI' s successor as management and operating contractor of the INEEL.

                                   Article 12
                                  Severability

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12.1 If any part, term, or provision of this Agreement is found illegal or in conflict with any valid controlling law, the validity of the remaining provisions will not be affected thereby.

                                   Article 13
                                 Export Control

13.1 The Parties understand that the export of goods and/or technical data from the U.S. may require some form of export control license from the U.S. Government and that failure to obtain such export control license may result in criminal liability under the U.S. laws.

                                   Article 14
                         Waiver, Integration, Alteration

14.1 The waiver of a breach requires a writing signed by the waiving Party and is not a waiver of any other breach.

14.2 This Agreement is the entire understanding between the Parties, and supersedes all other agreements, express or implied, between the Parties concerning the LICENSED INTELLECTUAL PROPERTY and LICENSED MATERIALS.

14.3 This Agreement may be altered only by a written change signed by both Parties, except as provided in Article 12 or Article 14.1, above.

                                   Article 15
                                 U.S. Preference

15.1 Any LICENSED PRODUCTS for use or sale in the U.S. under any LICENSED INTELLECTUAL PROPERTY will be substantially manufactured in the U.S. All sublicense agreements will contain terms incorporating this requirement.

15.2 TETRIDYN shall consider the following factors in its sublicensing decisions.

         (a) whether the proposed sublicensee has a business unit located in the U.S. and whether significant economic and technical benefits will flow to the U.S. as a result of the sublicense; and

         (b) whether in sublicensing any entity subject to the control of a foreign company or government, the foreign government permits U.S. agencies, organizations or other persons to enter into licensing agreements, and have policies to protect U.S. intellectual property rights.

15.3 lf TETRIDYN determines that either of the above conditions in this Article may possibly not be fulfilled, TETRIDYN, before entering into the sublicensing agreement, must specifically inform BBWI of such, as well as comply with Article
4.1. BBWI shall use reasonable efforts to act on a request for approval within thirty (30) days of receipt of the request for approval.

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                                   Article 16
                                     Marking

16.1 TETRJDYN and its SUBLICENSEES shall place in a conspicuous location on the LICENSED PRODUCTS, or if not possible, on the container thereof, a patent notice in accordance with 35 U.S.C. ss. 282. TETRJDYN agrees to mark each LICENSED PRODUCT, or container thereof, with the number of each applicable patent. TETRIDYN shall also respond to any request for disclosure under 35 U.S.C. ss. 287(b)(4)(B) by notifying BBWI of the request.

16.2 TETRIDYN agrees to affix the applicable copyright notice of 17 USC 401, or 402 and also a notice of the Government's sponsorship, license rights, and disclaimer of liability with regard to the LICENSED MATERIALS, on each copy sublicensed by TETRIDYN and its SUBLICENSEES.

                                   Article 17
                               Dispute Resolution

17.1 The Parties shall make a good faith effort to promptly settle any controversy or claim arising out of or relating to this Agreement, or breach thereof, by negotiation between members of the management of each Party having authority to settle any controversy or claim arising out of or relating to this Agreement and/or by way of working through the Technology Transfer Ombudsman Office of BBWI. If such efforts are not successful, the Parties shall then try in good faith to settle such controversy or claim by mediation administered by the American Arbitration Association under its then current Commercial Mediation Rules (www.adr.org) before resorting to arbitration, litigation, or any other dispute resolution procedure. The Parties understand and agree this Article will not preclude a Party from seeking preliminary injunctive relief in order to reasonably prevent irreparable harm to such Party.

                                   Article 18
                                  Governing Law

18.1 This Agreement will be governed and construed by the law of Idaho applicable to contracts made or performed therein. Any lawsuits relating to this Agreement will be brought in a court of competent jurisdiction in Idaho.


                                   Article 19
                                     Notices

19.1 All written communication and notices to be submitted between the Parties are to be sent to the following respective addresses:

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TETRIDYN:                                    BBWI:
President                                    Director of Technology Transfer and
TETRIDYN Solutions, Inc.                     Commercia1ization
1139 Lowell,                                 Bechtel BWXT Idaho, LLC
Idaho Falls, Idaho 83402                     P.O. Box 1625
                                             2525 N. Fremont Ave.
                                             Idaho Falls, Idaho 83415-3805

Or any other addresses of which either Party notifies the other Party in writing.

         The Parties have executed this Agreement as evidenced by their respectively authorized officers signing on the respective date(s) set forth below:

TETRIDYN Solutions, Inc.                    Bechtel BWXT Idaho, LLC


By: /s/ David W. Hempstead                  By:  /s/ Lyman J. Frost
    ---------------------------               ----------------------------------
Name:__________________________               Lyman J. Frost
Title:_________________________               Director, Office of Technology
                                              Transfer and Commercialization
Date: October 16, 2001                      Date: 15 October 2001
      -------------------------                  -------------------------------

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                                   APPENDIX A
                               LICENSED TECHNOLOGY

A1. LICENSED INTELLECTUAL PROPERTY is as defined in section 1.4 of this Agreement and includes the following invention disclosure records and related U.S. or foreign patents and patent applications, if any, including all divisions, continuations, reissues, substitutes and extensions.

         B-110 Merlin Mediation System

A2. LICENSED MATERIALS is as defined in section 1.5 of this Agreement and includes the following software:

SW -Merlin- Merlin Mediation System  [/s/LF]

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                             PROPRIETARY INFORMATION

                                   APPENDIX B
                           LICENSE FEES AND ROYALTIES

Bl. TETRIDYN represents and warrants that it has met the established financial objective of receiving financial or equivalent capital commitments recommended for a BBWI spinout company of One Million Five Hundred Thousand dollars (US $1,500,000). If BBWI determines that during the first six months period after the EFFECTNE DATE TETRIDYN does not have such amount of capitalization (using generally accepted accounting practices), then BBWI may, at its sole discretion, terminate this agreement by providing written notice to TETRIDYN. TETRIDYN agrees further that said capital would be used exclusively for normal business of a business entity engaged in commercialization of the Licensed Technology (as defined in Appendix A).

B2.1 TETRIDYN shall pay to BBWI in U.S. currency, a lump sum license execution fee of One Hundred Thousand dollars (US $100,000) at the time cumulative revenues from LICENSED PRODUCTS or products derived from LICENSED MATERIALS reaches Ten Million dollars (US $10,000,000) and Five Hundred Thousand dollars (US $500,000) at the time cumulative revenues from LICENSED PRODUCTS or products derived from LICENSED MATERIALS reaches Fifty Million dollars (US$50,000,000). The license execution fees are nonrefundable and not creditable against royalties.

B2.2 If TETRIDYN maintains its corporate headquarters and key operations within seventy-five miles of Idaho Falls, Idaho, TETRIDYN shall pay to BBWI a royalty for sales of LICENSED PRODUCTS or products derived from LICENSED MATERIALS of four percent (4%) of the NET SALES PRICE of any LICENSED PRODUCTS or LICENSED MATERIALS used, sold, or otherwise disposed of or made available to a third party by TETRIDYN or a SUBLICENSEE.

B2.3 If TETRIDYN does not maintain its corporate headquarters and key operations within seventy-five miles of Idaho Falls, Idaho, TETRIDYN shall pay to BBWI a royalty for sales of LICENSED PRODUCTS or products derived from LICENSED MATERIALS of eight percent (8%) of the NET SALES PRICE of any LICENSED PRODUCTS or LICENSED MATERIALS used, sold, or otherwise disposed of or made available to a third party by TETRIDYN or a SUBLICENSEE.

B2.4 For the first three hundred sixty-five days from the EFFECTIVE DATE TETRIDYN shall pay to BBWI an additional eleven percent (11 %) royalty to the established rates above for a LICENSED PRODUCTS used, sold, or otherwise disposed of or made available to a third party by TETRIDYN, which resulted from marketing efforts made by the BBWI prior to the EFFECTIVE DATE.

The companies, agencies or institutions toward which BBWI marketing efforts were directed include, but are not limited to: [/s/LF]

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

         Glaxo SmithKline
         MERCK
         NASA
         INNAPHASE
         State of Idaho Controller's Office
         State of Idaho Health and Welfare Office
         AT Kerney
         Oracle
         Scientech

B2.5 TETRIDYN shall satisfy the following performance milestones within the times indicated from the EFFECTIVE DATE:


         a. After thirty-six (36) months from the EFFECTIVE DATE, TETRIDYN must have achieved gross sales of LICENSED PRODUCTS and LICENSED MATERIALS of One Million Dollars ($1,000,000) per calendar year.

         b. After sixty months (60) months from the EFFECTIVE DATE, TETRIDYN must have achieved gross sales of LICENSED PRODUCTS and LICENSED MATERIALS of Two Million Dollars ($2,000,000) per calendar year.
                                            [/s/LF]

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

April 11, 2002                                                          CCN31609


Mr. Dave Hempstead, President
TETRIDYN Solutions, Inc.
1139 Lowell
Idaho Falls, ID 83402

MODIFICATION TO LICENSE AGREEMENT NUMBER 02-LA-02

Dear Dave:

As a result of our review meeting held on April 10, 2002, our License Agreement, number 02-LA-02, dated October 16, 2001, will be modified as described below.

Appendix B, paragraph B1 is deleted and replaced with the following paragraph.

         B1. TETRIDYN represents and warrants that it will meet the established financial objective of receiving financial or equivalent capital commitments recommended for a BBWI spinout company of One Million Five Hundred Thousand dollars (US $1,500,000). If BBWI determines that during the first twelve months period after the EFFECTIVE DATE, TETRIDYN does not have such amount of capitalization (using generally accepted accounting practices), then BBWI may, at its sole discretion, terminate this agreement by providing written notice to TETRIDYN. TETRIDYN agrees further that said capital would be used exclusively for normal business of a business entity engaged in commercialization of the Licensed Technology (as defined in Appendix A).

This will extend the financial review period to October 16, 2002. Based on information presented by TetriDyn yesterday, we intend to review the funding status again during mid- to late-July. At that midpoint review, BBWI will expect to see substantial progress on the equity (capital) investment in TetriDyn as discussed in our meeting.

Please indicate your agreement with this action by signing below and returning one signed original to me.

Sincerely,

/s/ Lyman J. Frost                             Agreed: /s/ David Hempstead
------------------------------------------     ---------------------------------
Lyman J, Frost, Director                       David Hempstead, President
Technology Transfer and Commercialization      TETRIDYN Solutions, Inc.

Cc: Richard Jacobsen, BBWI

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